Contact:	Jim Lewis, CFO
U.S. Concrete, Inc.
713-499-6222

U.S. CONCRETE
REPORTS THIRD QUARTER 2010 RESULTS

HOUSTON, TEXAS – NOVEMBER 9, 2010 – U.S. Concrete, Inc. (OTCBB: USCR) today reported income from continuing operations of $63.1 million for the quarter ended September 30, 2010, compared to a loss from continuing operations of $53.1 million in the third quarter of 2009. Reorganization items resulted in a net gain of $65.8 million during the third quarter of 2010, primarily reflecting gains from the cancellation of debt in connection with the consummation of the Company’s plan of reorganization reduced by losses from the application of fresh-start accounting on August 31, 2010.  The loss from continuing operations during the third quarter of 2009 also included a non-cash charge of $45.8 million to reduce the carrying amount of the Company’s goodwill, and a $3.0 million loss on the sale of certain plants in California.  The loss on the sale of plants reflected goodwill allocated to the assets sold.
For the nine months ended September 30, 2010, the Company reported income from continuing operations of $25.7 million, compared to a loss from continuing operations of $63.1 million during the nine months ended September 30, 2009. The income from continuing operations during 2010 includes a $59.2 million net gain related to reorganization items noted above.  The loss from continuing operations for the first nine months of 2009 included the items noted above, and a gain of $7.4 million related to purchases of the Company’s previously outstanding 8.375% Senior Subordinated Notes due 2014 during the first and second quarters of 2009.

REORGANIZATION
On August 31, 2010, the Company completed the reorganization of its balance sheet four months after filing for Chapter 11 protection in the United States Bankruptcy Court. The Company’s plan of reorganization was confirmed by the Court on July 29, 2010 after reaching an agreement with a substantial majority of its bondholders on the terms of a comprehensive debt restructuring. Concurrent with emergence, the Company converted approximately $285.0 million of principal and interest on its previously outstanding 8.375% Senior Subordinated Notes due 2014 into equity of the reorganized Company. Additionally, the Company entered into a $75.0 million revolving secured credit facility and issued $55.0 million of 9.5% Convertible Secured Notes due 2015.

FRESH START ACCOUNTING
In connection with the Company’s emergence from Chapter 11, and the application of fresh-start accounting, the results for the one-month period ended September 30, 2010 (we refer to the Company during such period as the “Successor”) and the results for the two-month and eight-month periods ended August 31, 2010 (we refer to the Company during such periods as the “Predecessor”) are presented separately.  This presentation is required by generally accepted accounting principles in the United States (“GAAP”), as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start reporting.  Accordingly, the Company’s financial statements after August 31, 2010, are not comparable to its financial statements for any period prior to its emergence from Chapter 11.  For illustrative purposes in this earnings release, the Company has combined the Successor and the Predecessor results to derive combined results for the three- and nine-month periods ended September 30, 2010.  However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and cancellation of debt adjustments, the results of operations for the Successor are not comparable to those of the Predecessor.  The financial information accompanying this earnings release provides the Successor and the Predecessor GAAP results for the applicable periods, along with the combined results described above.  The Company believes that subject to consideration of the impact of fresh-start accounting, the combined results provide meaningful information about revenues and costs, which would not be available if the current year periods were not combined.

REDEMPTION OF MICHIGAN JOINT VENTURE
In August 2010, the Company entered into a redemption agreement to exit the Michigan market with the divestiture of its interest in Superior Materials Holdings, LLC, (“Superior”) the Company’s Michigan joint venture, which was completed in September 2010. In connection with the redemption of our interest in Superior, the Company paid $640,000 in cash and issued a $1.5 million promissory note to the joint venture in return for a release of certain liabilities and obligations and indemnification related to contingent underfunded pension liabilities. The $11.6 million loss related to this redemption and results of operations have been included as discontinued operations.

THIRD QUARTER 2010 RESULTS – FROM CONTINUING OPERATIONS
Revenues in the third quarter of 2010 decreased 5.1 percent to $129.4 million, compared to $136.3 million in the third quarter of 2009, reflecting lower ready-mixed volumes and sales prices.  The decline in volume resulted from the continued weakness in construction activity in our markets.  The decline in our average sales price resulted from increased competitive pressures in most of our markets.
The Company’s ready-mixed concrete and concrete-related products revenues for the third quarter of 2010 were $116.9 million, a decline of 6.3 percent compared to $124.7 million during the third quarter of 2009.  Ready-mixed concrete sales volume in the third quarter of 2010 was approximately 1.08 million cubic yards, down 3.2 percent from 1.11 million cubic yards of ready-mixed concrete sold in the third quarter of 2009.  The primary reason for the decline in volume is the continued weakness in the economic conditions in the U.S. construction industry.

The Company’s consolidated average sales price per cubic yard of ready-mixed concrete decreased 4.1 percent during the third quarter of 2010, as compared to the third quarter of 2009.  We experienced price declines in most of our major markets.  On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete remained relatively flat with the second quarter of 2010.  We anticipate that pricing will continue to be affected by competitive conditions for the remainder of 2010.
Revenues in the Company’s precast concrete products segment were $16.2 million for the three months ended September 30, 2010, an increase of $0.6 million, or 3.6 percent, from the corresponding period in 2009.
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $9.1 million in the third quarter of 2010, compared to $9.2 million in the third quarter of 2009.  As a percentage of revenue, adjusted EBITDA for the third quarter of 2010 was 7.0 percent, compared to 6.7 percent in the third quarter of 2009.  Adjusted EBITDA for the third quarter of 2010 was slightly lower than the comparable prior-year period, primarily due to lower ready-mixed concrete sales volumes and prices partially offset by cost reductions. The Company defines adjusted EBITDA as income (loss) from continuing operations plus expense (benefit) for income taxes, net interest expense, reorganization items, goodwill and other asset impairments, non-cash gain/loss related to asset sales, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (which are other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
Commenting on the third quarter results, Michael W. Harlan, the Company’s President and Chief Executive Officer, said, “While economic conditions and construction activity in our markets remained challenging during the 3rd quarter, we were encouraged by our adjusted EBITDA results.  The cost reduction measures we have implemented allowed us to hold adjusted EBITDA roughly flat with the prior year’s third quarter.  Our local management teams remained focused on controlling costs and capital spending and on promoting value-added sales during the quarter which allowed us to substantially offset the impact of the decline in price and volume we experienced.  Our successful reorganization has now positioned us with a capital structure that allows us to withstand these economic conditions and will provide significant flexibility as the recovery in the construction industry eventually takes hold.”
The Company’s selling, general and administrative (“SG&A”) expenses were $13.2 million during the third quarter of 2010, compared to $14.8 million for the third quarter of 2009.  The Company experienced lower costs during the third quarter of 2010 as a result of continued cost control measures implemented in 2009 and 2010, including reduced compensation expense as a result of workforce reductions, lower equity-based compensation expenses and other administrative cost reductions.

    The Company reported a loss on sale of assets during the third quarter of 2009 of $2.9 million.  This loss was primarily attributable to the sale of certain ready-mixed concrete plants in our California market for $6.0 million, plus payment for inventory on hand at closing, during the third quarter of 2009.
The Company performed an impairment test on remaining goodwill as a result of the above mentioned asset sale and current economic conditions and recorded an impairment charge of $45.8 million during the third quarter of 2009.  There was no goodwill impairment charge recorded during the third quarter of 2010.
Depreciation, depletion and amortization expense for the three months ended September 30, 2010 decreased $1.2 million to $5.6 million, as compared to $6.8 million for the corresponding period of 2009, primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.
Net interest expense in the third quarter of 2010 decreased approximately $2.1 million, to $4.3 million, compared to $6.4 million for the third quarter of 2009. The decrease is due primarily to the cancellation of the Company’s 8.375% Senior Subordinated Notes due 2014 in accordance with the consummation of the Plan of Reorganization on August 31, 2010 and the cessation of recording interest expense on these notes after filing Chapter 11 on April 29, 2010. This decrease is partially offset by interest incurred during July and August 2010 under the debtor-in-possession credit facility which was paid in full and cancelled on August 31, 2010 upon consummation of the Plan of Reorganization. Additionally, the Company incurred interest in September 2010 on borrowings under the $75.0 million revolving credit facility and the 9.5% Convertible Secured Notes due 2015.
Reorganization items resulted in a net gain of $65.8 million during the third quarter of 2010, which consisted of a $151.9 million gain on the cancellation of the 8.375% Senior Subordinated Notes due 2014, partially offset by a $79.0 million loss on asset valuations resulting from fresh-start accounting and approximately $7.1 million of professional fees related to the reorganization.
The Company used cash in operations of $7.0 million during the third quarter of 2010, compared to cash provided by operations of $13.9 million in the third quarter of 2009.  Cash flow from operations decreased in the third quarter of 2010 compared to the third quarter of 2009, primarily due to the result of lower profitability and cash payments for professional fees related to our reorganization. The Company’s free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) for the third quarter of 2010 was ($8.3) million, compared to $17.1 million in the third quarter of 2009.  Capital expenditures declined $2.0 million to $1.4 million in the third quarter of 2010, as compared to $3.4 million in the third quarter of 2009. The proceeds from asset disposals decreased $6.4 million during the third quarter of 2010, due to the sale of certain ready-mixed concrete plants in our California market during 2009.

    The Company’s net debt at September 30, 2010 was $43.1 million, down $245.0 million from September 30, 2009.  The decrease in the Company’s net debt was related to the cancellation of the Company’s 8.375% Senior Subordinated Notes due 2014 after consummation of the Plan of Reorganization, offset by the Company’s issuance of $55.0 million of 9.5% Convertible Secured Notes due 2015 and borrowings under the $75 million revolving credit facility. Net debt at September 30, 2010 was comprised of total debt of $47.7 million, less cash and cash equivalents of $4.6 million.
    James C.  Lewis, Senior Vice President and Chief Financial Officer of U.S. Concrete, stated, “The restructuring has greatly strengthened the company’s balance sheet and improved its credit profile.  We have restored tangible equity, and we have reduced debt service, which frees up cash flow to reinvest in the Company.  Further, the new revolving credit facility will provide liquidity to fund working capital and support the business as it recovers.”

YEAR-TO-DATE 2010 RESULTS - FROM CONTINUING OPERATIONS
    Revenues for the nine months ended September 30, 2010 decreased 8.8 percent to $343.8 million, compared to $377.1 million for the first nine months of 2009, reflecting lower ready-mixed concrete sales volumes and prices.  The decline in volume resulted from the continued weakness in construction activity in our markets.  The decline in our average sales price resulted from increased competitive pressures in most of our markets.
    The Company’s ready-mixed concrete and concrete-related products revenues for the nine months ended September 30, 2010 were $309.1 million, a decrease of 9.9 percent compared to the first nine months of 2009. The Company’s ready-mixed concrete sales volume for the first nine months of 2010 was approximately 2.86 million cubic yards, down 7.1 percent from approximately 3.08 million cubic yards of ready-mixed concrete sold during the first nine months of 2009. This decline in volume reflects the slowdown in construction activity in each of the Company’s major markets and inclement weather during the first two months of 2010 in certain of our markets.
    The Company’s consolidated average sales price per cubic yard of ready-mixed concrete decreased approximately 4.5 percent during the first nine months of 2010, as compared to the first nine months of 2009.  This decrease was attributable to lower prices in most of the Company’s major markets.
    Revenues in the Company’s precast concrete products segment were $44.9 million for the nine months ended September 30, 2010, a decrease of $0.2 million, or 0.4 percent, from the corresponding period in 2009.
    Adjusted EBITDA was $9.9 million, or 2.9 percent of revenue, in the first nine months of 2010, as compared with $24.2 million, or 6.4 percent of revenues, in the first nine months of 2009.  Adjusted EBITDA for the first nine months of 2010 was lower than the comparable prior-year period, primarily due to reduced profits resulting from lower ready-mixed concrete sales volumes and prices.  Additionally, 2009 includes a $7.4 million net gain related to the purchase of $12.4 million aggregate principal amount of its previously outstanding 8.375% Senior Subordinated Notes due 2014 in open market transactions for $4.8 million.

    The Company’s selling, general and administrative expenses were $43.8 million in the first nine months of 2010, compared to $46.1 million in the corresponding period of 2009.  The Company experienced lower costs during the third quarter of 2010 as a result of continued cost control measures implemented in 2009 and 2010, including reduced compensation as a result of workforce reductions, lower equity-based compensation expense and other administrative cost reductions.
    The Company’s loss on sale of assets was $0.1 million during the nine months ended September 30, 2010, compared to a loss on sale of assets of $2.1 million for the corresponding period of 2009. As discussed above, the sale of certain ready-mixed concrete plants our California resulted in a $3.0 million loss after the allocation of $3.0 million of related goodwill during 2009.
    The Company performed an impairment test on remaining goodwill as a result of the above mentioned asset sale and current economic conditions and recorded an impairment charge of $45.8 million during the third quarter of 2009.  There was no goodwill impairment charge recorded during the third quarter of 2010.
    Depreciation, depletion and amortization expense for the nine months ended September 30, 2010 decreased $1.6 million to $18.2 million, as compared to $19.8 million for the corresponding period of 2009, primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.
    Net interest expense for the nine months ended September 30, 2010 was down approximately $1.2 million to $18.3 million, compared to $19.5 million for the nine months ended September 30, 2009. The decrease is due primarily to the cancellation of the Company’s 8.375% Senior Subordinated Notes due 2014 in accordance with the consummation of the Plan of Reorganization on August 31, 2010 and the cessation of recording interest expense on these notes after filing for Chapter 11 on April 29, 2010. This decrease is partially offset by interest incurred from May 2010 through August 2010 under the debtor-in-possession credit facility which was paid in full and cancelled on August 31, 2010 upon consummation of the Plan of Reorganization.  Additionally, the Company incurred interest in September 2010 on borrowings under the $75.0 million revolving credit facility and the 9.5% Convertible Secured Notes due 2014.
    Reorganization items net gain of $59.2 million during the third quarter of 2010 consisted of a $151.9 million gain on the cancellation of the Company’s 8.375% senior subordinated notes, partially offset by a $79.0 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs.
    The Company used cash in operations of $31.7 million during the first nine months of 2010, compared to net cash provided by operations during the first nine months of 2009 of $12.0 million.  Cash flow from operations declined primarily due to the result of lower profitability and cash payments for professional fees related to our reorganization. The Company’s free cash flow for the nine months ended September 30, 2010 was ($36.4) million, as compared to $8.6 million for the nine months ended September 30, 2009.  Capital expenditures declined $7.6 million to $4.9 million for the first nine months of 2010, as compared to $12.5 million in the corresponding period of 2009. The proceeds from asset disposals decreased $8.8 million during the first nine months of 2010 due to the sale of certain ready-mixed concrete plants in our California market during 2009.

CONFERENCE CALL
    U.S. Concrete has scheduled a conference call for Tuesday, November 9, 2010, at 10:00 a.m., Eastern time, to review its third quarter 2010 results.  To participate in the call, dial (480) 629-9644 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through November 16, 2010.  To access the replay, dial (303) 590-3030 using the pass code 4179011.
    Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “Investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES
    This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow” and “net debt.”  The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP measures to the most comparable GAAP financial measures for the three and nine months ended September 30, 2010 and 2009.

ABOUT U.S. CONCRETE
    U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 101 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: fourth quarter EBITDA; ability to control costs and capital spending while promoting value-added sales; ability to offset future impacts of price and volume declines; ability of our capital structure to allow us to withstand economic conditions and provide significant flexibility; strength of our balance sheet and credit profile; cash flow reinvestment; and ability of the new credit facility to provide liquidity to fund working capital and support the business.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q.

 (Tables to follow)

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)
(Unaudited)

	Successor	Predecessor
	Period from September 1 through September 30, 2010	Period from July 1 through August 31, 2010	Three Months Ended September 30, 2009
Revenue	$41,030	$88,370	$136,343
Cost of goods sold before depreciation, depletion and amortization	34,909	73,755	112,700
Selling, general and administrative expenses	4,591	8,595	14,836
Goodwill and other asset impairments	–	–	47,411
Depreciation, depletion and amortization	1,353	4,221	6,770
Loss on sale of assets	–	38	2,877
Income (loss) from continuing operations	177	1,761	(48,251)
Interest expense, net	913	3,404	6,442
Derivative income	800	–	–
Other income, net	53	143	290
Income (loss) from continuing operations before reorganization items and income taxes	117	(1,500)	(54,403)
Reorganization items (Note 4)	–	(65,849)	–
Income (loss) from continuing operations before income taxes	117	64,349	(54,403)
Income tax expense (benefit)	(35)	1,415	(1,270)
Income (loss) from continuing operations	152	62,934	(53,133)
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest (1)	–	(10,213)	(4,927)
Net income (loss) attributable to stockholders	$152	$52,721	$(58,060)

Income (loss) per share attributable to stockholders:
Income (loss) from continuing operations	$0.01	$1.72	$(1.46)
Income (loss) from discontinued operations, net of taxes	(0.00)	(0.28)	(0.14)
Net income (loss)	$0.01	$1.44	$(1.60)

Basic and diluted weighted average shares outstanding	11,928	36,703	36,272

(1)	Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)
(Unaudited)

	Successor	Predecessor
	Period from September 1 through September 30, 2010	Period from January 1 through August 31, 2010	Nine Months Ended September 30, 2009
Revenue	$41,030	$302,748	$377,077
Cost of goods sold before depreciation, depletion and amortization	34,909	261,830	315,948
Selling, general and administrative expenses	4,591	39,241	46,115
Goodwill and other asset impairments	–	–	47,411
Depreciation, depletion and amortization	1,353	16,862	19,847
Loss on sale of assets	–	78	2,136
Income (loss) from continuing operations	177	(15,263)	(54,380)
Interest expense, net	913	17,369	19,527
Gain on purchases of senior subordinated notes	–	–	7,406
Derivative income	800	–	–
Other income, net	53	534	921
Income (loss) from continuing operations before reorganization items and income taxes	117	(32,098)	(65,580)
Reorganization items (Note 4)	–	(59,191)	–
Income (loss) from continuing operations before income taxes	117	27,093	(65,580)
Income tax expense (benefit)	(35)	1,576	(2,487)
Income (loss) from continuing operations	152	25,517	(63,093)
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest (1)	–	(12,672)	(8,415)
Net income (loss) attributable to stockholders	$152	$12,845	$(71,508)
Income (loss) per share attributable to stockholders:
Income (loss) from continuing operations	$0.01	$0.70	$(1.75)
Income (loss) from discontinued operations, net of income taxes	(0.00)	(0.35)	(0.23)
Net income (loss)	$0.01	$0.35	$(1.98)

Basic and diluted weighted average shares outstanding	11,928	36,699	36,132

(1)	Includes the loss on redemption of our interest in our Michigan joint venture and the results of operations for the periods indicated, net of income taxes and non-controlling interest.

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010 (Combined)	2009 (Predecessor)	2010 (Combined)	2009 (Predecessor)
Revenue	$129,400	$136,343	$343,778	$377,077
Cost of goods sold before depreciation, depletion and amortization	108,664	112,700	296,739	315,948
Selling, general and administrative expenses	13,186	14,836	43,832	46,115
Goodwill and other asset impairments	—	47,411	—	47,411
Loss on sale of assets	38	2,877	78	2,136
Depreciation, depletion and amortization	5,574	6,770	18,215	19,847
Income (loss) from continuing operations	1,938	(48,251)	(15,086)	(54,380)
Interest expense, net	4,317	6,442	18,282	19,527
Gain on purchases of senior subordinated notes	—	–	—	7,406
Derivative income	800	–	800	–
Other income, net	196	290	587	921
Loss from continuing operations before reorganization items and income taxes	(1,383)	(54,403)	(31,981)	(65,580)
Reorganization items	(65,849)	–	(59,191)	–
Income (loss) from continuing operations before income taxes	64,466	(54,403)	27,210	(65,580)
Income tax expense (benefit)	1,380	(1,270)	1,541	(2,487)
Income (loss) from continuing operations	63,086	(53,133)	25,669	(63,093)
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest	(10,213)	(4,927)	(12,672)	(8,415)
Net income (loss) attributable to stockholders	$52,873	$(58,060)	$12,997	$(71,508)

Income (loss) per share attributable to stockholders – basic and diluted
Income (loss) from continuing operations		$(1.46)		$(1.75)
Income (loss) from discontinued operations, net of income taxesincome taxes		(0.14)		(0.23)
Net income (loss)		$(1.60)		$(1.98)

Basic and diluted weighted average shares outstanding		36,272		36,132

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Successor	Predecessor
	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,620	$4,229
Trade accounts receivable, net	83,691	74,851
Inventories	28,816	30,960
Deferred income taxes	19,613	7,847
Prepaid expenses	4,151	3,729
Other current assets	9,337	6,973
Total current assets	150,228	128,589
Property, plant and equipment, net	141,398	239,917
Goodwill	–	14,063
Other assets	11,014	6,591
Assets held for sale	892	–
Total assets	$303,532	$389,160

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$587	$7,873
Accounts payable	35,273	37,678
Accrued liabilities	43,823	48,557
Derivative liabilities	15,923	–
Total current liabilities	95,606	94,108
Long-term debt, net of current maturities	47,110	288,669
Other long-term obligations and deferred credits	7,921	6,916
Deferred income taxes	21,160	9,658
Total liabilities	171,797	399,351

Commitments and contingencies
Equity (deficit):
Preferred stock	–	–
Common stock	12	38
Additional paid-in capital	131,571	268,306
Retained earnings (deficit)	152	(280,802)
Treasury stock, at cost	–	(3,284)
Total stockholders’ equity (deficit)	131,735	(15,742)
Non-controlling interest	–	5,551
Total equity (deficit)	131,735	(10,191)
Total liabilities and equity	$303,532	$389,160

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
 (Unaudited)

	Nine Months Ended September 30,
	2010 (Combined)	2009 (Predecessor)

CASH FLOWS FROM OPERATING ACTIVITIES	$(31,702)	$11,952

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,925)	(12,491)
Proceeds from disposals of property, plant and equipment	262	9,122
Payments for acquisitions/redemptions	(640)	(5,214)
Net cash used in investing activities	(5,303)	(8,583)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Convertible Notes	55,000	–
Proceeds from New Credit Agreement	15,261	–
Repayments on New Credit Agreement	(10,254)	–
Proceeds from prepetition borrowings	51,172	138,859
Repayments of prepetition borrowings	(67,872)	(132,354)
Proceeds from debtor-in-possession facility	161,182	–
Repayments from debtor-in-possession facility	(161,182)	–
Net proceeds from (repayments on) other borrowings	1,147	–
Financing costs	(9,469)	–
Purchases of senior subordinated notes	–	(4,810)
Purchase of treasury shares	(70)	(147)
Proceeds from issuances of common stock under compensation plans	–	288
Non-controlling interest capital contributions	2,481	–
Net cash provided by financing activities	37,396	1,836
NET INCREASE IN CASH AND CASH EQUIVALENTS	391	5,205
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,229	5,323
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,620	$10,528

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three and nine months ended September 30, 2010 and September 30, 2009 and (2) corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2010 and September 30, 2009.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and nine months ended September 30, 2010 and September 30, 2009.

We define adjusted EBITDA as our income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, goodwill and other asset impairments, non-cash loss on asset sales, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Combined
	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.32	$93.08
Volume (in cubic yards and thousands)	1,076	2,859

Adjusted EBITDA reconciliation:
Net income from continuing operations	$63,086	$25,669
Income tax provision (benefit)	1,380	1,541
Interest expense, net	4,317	18,282
Depreciation, depletion and amortization	5,574	18,215
Reorganization items	(65,849)	(59,191)
Reorganization items included in SG&A expenses	569	5,388
Adjusted EBITDA	$9,077	$9,904
Adjusted EBITDA margin	7.0%	2.9%

Free Cash Flow reconciliation:
Net cash provided by operations	$(6,990)	$(31,702)
Less: capital expenditures	(1,397)	(4,925)
Plus: proceeds from the sale of assets	51	262
Free Cash Flow	$(8,336)	$(36,365)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$47,697
Less: cash and cash equivalents	(4,620)
Net Debt	$43,077

	Predecessor
	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$97.30	$97.45
Volume (in cubic yards and thousands)	1,111	3,077

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(53,133)	$(63,093)
Income tax benefit	(1,270)	(2,487)
Interest expense, net	6,442	19,527
Goodwill and other asset impairments	47,411	47,411
Depreciation, depletion and amortization	6,770	19,847
Non-cash loss on sale of Sacramento assets	2,954	2,954
Adjusted EBITDA	$9,174	$24,159
Adjusted EBITDA margin	6.7%	6.4%

Free Cash Flow reconciliation:
Net cash provided by operations	$13,924	$11,952
Less: capital expenditures	(3,355)	(12,491)
Plus: proceeds from the sale of assets	6,496	9,122
Free Cash Flow	$17,065	$8,583

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$298,594
Less: cash and cash equivalents	(10,528)
Net Debt	$288,066